Exhibit 99.3
February 11, 2007
Dear Novelis Team:
Today we announced that we have agreed to be acquired by Hindalco Industries Ltd. whereby Hindalco will pay approximately $6 Bn for Novelis. Hindalco is India’s largest non-ferrous metals company and the flagship company of the Aditya Birla Group, one of the top three and most well respected global business groups in India.
Upon shareholder and regulatory approvals, we will become part of Hindalco, which is already one of the biggest producers of primary aluminum in Asia, and will be the world’s largest aluminum rolling company.
This presents an exciting new opportunity for all of us. We will be a much stronger company, committed to being a premium metals supplier, and ideally positioned to serve the growing demands of the Asian marketplace. Hindalco believes in our promising future — our growth strategy in high-value markets. Also, they have a global vision and set of values that are well aligned with ours.
We currently expect the transaction to be completed in the second quarter. There are many details that have not yet been finalized. I will endeavor to keep you updated as key developments unfold.
Until the transaction is completed, please remember that we are separate companies and our focus must remain on Novelis’ objective of providing our customers the highest quality rolled aluminum. I am also counting on each of you to embody our values, especially safety, as you maintain focus on delivering on our objectives.
Sincerely,
Ed Blechschmidt
Acting CEO
Novelis Inc.
Additional Information and Where to Find it
In connection with the proposed arrangement and required shareholder approval, Novelis Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NOVELIS AND THE ARRANGEMENT. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Novelis with the SEC may be obtained free of charge by contacting Novelis at 3399 Peachtree Road NE, Suite 1500, Atlanta, GA 30326, Attention: Corporate Secretary. Our filings with the SEC are also available on our website at www.novelis.com.
Participants in the Solicitation
Novelis and its officers and directors may be deemed to be participants in the solicitation of proxies from Novelis’ shareholders with respect to the arrangement. Information about Novelis’ officers and directors and their ownership of Novelis’ common shares is set forth in the proxy circular for Novelis’ 2006 Annual

Meeting of Shareholders, which was filed with the SEC on September 15, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Novelis and its respective officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the arrangement, which will be filed with the SEC.